STATE OF WYOMING
Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF ORGANIZATION

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I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **8th** day of **November**, **2023** at **3:21 PM.**

Remainder intentionally left blank.

Secretary of State

Filed Date: 11/08/2023

Filed Online By:

Robin Jones

on 11/08/2023